                                                                                    Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

CONTACT: Chadwick J. Byrd
(509) 534 - 6200

Ambassadors Group Declares an Increased Quarterly Dividend and Share Repurchase

Spokane, WA - November 9, 2006

Ambassadors Group, Inc. (NASDAQ: EPAX) (“Company”), a leading provider of educational travel experiences, announced today that its board of directors increased its quarterly dividend 35 percent, to $0.115 per share from $0.085 per share. The new dividend will be paid on December 8, 2006, to all common shareholders of record as of November 24, 2006.

The Company’s board of directors continually reviews the Company’s dividend policy to ensure compliance with capital requirements, regulatory limitations, the Company’s financial position and other conditions which may affect the Company’s desire or ability to pay dividends in the future.

The Company also announced today that the board of directors approved the repurchase of an additional $11 million of the Company's common stock. The total amount now authorized for repurchase is $25 million, of which the Company has already repurchased approximately $14 million pursuant to a repurchase program approved by the board of directors in May 2004 and increased in August 2005. The repurchase program provides for buying stock on the open market or through negotiated transactions and retiring the shares to the Company's treasury. The Company will determine the timing, the price and the number of shares to be repurchased under the program.

Jeff Thomas, president and chief executive officer of Ambassadors Group, Inc., stated, “Year to date, we have returned $12.8 million to shareowners in the form of dividends ($5.3 million) and share repurchases ($7.5 million). The increased dividend and share repurchase program emphasize our commitment to delivering increased value to our shareowners and enhance the long term value of our organization.”

Business overview

Ambassadors Group, Inc. is a leading educational travel organization that organizes and promotes international and domestic programs for students, athletes, and professionals. These programs provide the opportunities for grade school, junior, and senior high school students to visit foreign and domestic destinations to learn about the history, government, economy and culture of such areas, as well as for junior and senior high school athletes to participate in international sports challenges. Our professional programs emphasize meetings and seminars between participants and persons in similar professions abroad. We are headquartered in Spokane, Washington, with associates also in Denver, Colorado and Washington, D.C. In this press release, “Company,” “we,” “us,” and “our” refer to Ambassadors Group, Inc.

Forward-looking statements

This press release contains forward-looking statements regarding our actual and expected financial performance and the reasons for variances between period-to-period results. Forward-looking statements, which are included per the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause our actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release and may not reflect risks related to the conflict in the Middle East and international unrest, outbreak of disease, conditions in the travel industry, direct marketing environment, changes in economic conditions and changes in the competitive environment. We expressly disclaim any obligation to provide public updates or revisions to any forward-looking statements found herein to reflect any changes in our expectations or any change in events. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. For a more complete discussion of these and other factors, please refer to the Ambassadors Group, Inc. 10K filed March 9, 2006 and proxy filed April 7, 2006.